Exhibit 10.30

DATED 15 November 2004

PESDO SWEDCAP HOLDING AB	(1)

And

(2)

BYCOSIN AB

SUPPLY AND DISTRIBUTION AGREEMENT

Hammonds

Trinity Court 16 John Dalton Street Manchester M60 8HS DX 14347 Manchester 1

Telephone +44 (0)870 839 0000 Fax +44 (0)870 839 5001

Offices and Associated Offices Aosta Berlin Birmingham Brussels Hong Kong Leeds London Madrid Manchester Milan Munich Paris Rome Turin

Website www.hammonds.com

Reference PSF/ASS.014-5047

Confidential information redacted and filed separately with the Commission.

CONTENTS

1	DEFINITIONS AND INTERPRETATIONS	2

2	INTERPRETATION	3

3	APPOINTMENT OF DISTRIBUTOR	4

4	SUPPLY AND DISTRIBUTION OF THE PRODUCTS	4

5	TERM OF AGREEMENT	5

6	ORDERS AND DELIVERY	5

7	DUTIES OF DISTRIBUTOR	7

8	PAYMENT	7

9	INDEMNITY	7

10	CONFIDENTIALITY	8

11	LIMITATION OF LIABILITY	8

12	INSURANCE	8

13	TERMINATION	9

14	EFFECTS OF TERMINATION	9

15	FORCE MAJEURE	10

16	ASSIGNMENT AND SUBCONTRACTING	10

17	NO WAIVER	10

18	NO VARIATION	10

19	NO PARTNERSHIP OR JOINT VENTURE	10

20	ENTIRE AGREEMENT	10

21	NOTICES	11

22	THIRD PARTY RIGHTS	11

23	SEVERABILITY	11

24	CHOICE OF GOVERNING LAW AND JURISDICTION	11

SCHEDULE 1 THE PRODUCTS AND PRICE		13

SCHEDULE 2 THE MINIMUM SALES TARGET		14

SCHEDULE 3 MINIMUM STOCK LEVELS		15

DATE OF AGREEMENT 15 November	2004

PARTIES

(1)	PESDO SWEDCAP HOLDING AB a company incorporated in Sweden (Company number 556618-7190) whose registered office is at Elfdaliusgatan 8, 654 55 Karlstad (the “Supplier”)

(2)	BYCOSIN AB a company incorporated in Sweden (Company Number: 556235-8902) whose registered office is at Box 627, 651 14 Karlstad (the “Distributor”)

INTRODUCTION

(A)	The Supplier has agreed to supply the Products (as defined below) to the Distributor and to allow the Distributor to exclusively distribute the Products in the Exclusive Territories (as defined below) and the Distributor has agreed to purchase the Products from the Supplier and distribute the Products in the Exclusive Territories on the terms and subject to the conditions of this Agreement.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATIONS

In this Agreement the following words have the meanings set out below unless the context requires otherwise.

“Affiliate” means any subsidiary or any holding company (as those terms are defined in Section 736 of the Companies Act 1985) of the Distributor and any subsidiary of such holding company;

“Commencement Date” means the date set out at the head of this Agreement;

“Confidential Information” means any information (whether written or oral) obtained under or in connection with this Agreement by or on behalf of one party (as Receiving Party) from the other party (as Disclosing Party) of a confidential nature including, but without limitation details of:

(a)	the Disclosing Party’s activities, business and finances;

(b)	the Disclosing Party’s customers, account records, budgets and ledgers;

(c)	any information designated in writing by the Disclosing Party marked as “confidential”;

(d)	any information which if disclosed orally by the Disclosing Party, is identified at the time of disclosure as confidential and which is reduced to writing and sent to the Receiving Party within thirty (30) days after its oral disclosure and marked as “confidential”;

(e)	the terms of this Agreement; and

(f)	information which is obtained during, or as a consequence of, any negotiations or discussions relating to this Agreement;

“Exclusive Territories” means the world, excluding the Excluded Territories;

“Excluded Territories” means Mexico and all countries of the Caribbean, excluding Porta Rico, Bahamas, Jamaica, Dominican Republic, Carriacou and Aruba;

“Europe” means all of the countries in the European Union;

“Force Majeure” means any event affecting the performance of any provision of this Agreement arising from or attributable to acts, events, omissions or accidents which are beyond the reasonable control of either Party including but without limitation, any abnormally inclement weather, flood, lightning, storm, fire, explosion, earthquake, subsidence, structural damage, epidemic or other natural physical disaster, failure or shortage of power supplies, war, military operations, strike, terrorist action, civil commotion and any legislation, regulation, ruling or omissions (including but without limitation failure to grant any necessary permissions) of any relevant government, court or authority.;

“Order” means a written Order issued by the Distributor detailing the quantity and required delivery date of the Products it requires and the Specification;

“Party” means the Supplier or the Distributor, as the context requires;

“Parties” means the Supplier and the Distributor;

“Price” means the Price of the Products as detailed in Column 2 of Schedule 1;

“Products” means fuel additives to treat heavy fuel oil and diesel oil used in industrial and utility power plants and marine based diesel engines and land based diesel engines and fuel additives to treat premium heavy fuel oils, and which are manufactured by the Supplier, and any other products that may be added following written agreement between the Parties from time to time.

“Specification” means the specification for the Products detailed in each respective Order issued by Octel and agreed between the Parties.

2	INTERPRETATION

2.1	The clause headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

2.2	References to Clauses and Schedules are to Clauses and Schedules in this Agreement

2.3	Where the context requires, the singular shall include the plural and vice versa and any gender includes the other gender.

2.4	Any reference to any statute or statutory provision will (unless the context otherwise requires) be construed as a reference to that statutory provision as may be amended, consolidated, modified, extended, re-enacted or replaced from time to time.

2.5	The Schedules to this Agreement shall have the same effect as if contained in the body of the Agreement. Any reference to this Agreement shall include the Schedules.

3	APPOINTMENT OF DISTRIBUTOR

3.1	The Supplier hereby appoints the Distributor as its exclusive distributor for resale of the Products in the Exclusive Territories and the Distributor accepts the appointment on the terms and subject to the conditions set out in this Agreement, subject to Clause 3.3.

3.2	The Supplier shall not during the term of this Agreement:

(a)	appoint any other person (including, but without limitation, any company within its group of companies) to act as its distributor of Products in the Exclusive Territories (excluding Europe); or

(b)	supply Products or products similar to the Products to customers in the Exclusive Territories (excluding Europe); or

(c)	(directly or through any agent, distributor or other third party) supply the Products for treatment of fuel oils in any form of marine based engine or premium fuel oil in any part of the world (excluding Europe).

3.3	The Supplier shall not during the period specified in Clause 5.1 (b) (or such extended period agreed between the Parties pursuant to Clause 5.2) of this Agreement:

(a)	appoint any other person (including but without limitation any company within its group of companies) to act as its distributor of Products in Europe; or

(b)	supply Products or products similar to the Products to customers in Europe; or

3.4	The Distributor shall not distribute the Products in the Excluded Territories save that the Distributor may supply Products in the Excluded Territories for treatment of any premium fuel oil and/or for use in marine-based engines.

3.5	If the Supplier becomes aware of any agent, distributor or other third party to which it sells the Products re-selling any of the Products in the Exclusive Territories (excluding Europe) it shall notify the Distributor and immediately cease selling the Products to such agent, distributor or other third party.

4	SUPPLY AND DISTRIBUTION OF THE PRODUCTS

4.1	The Supplier shall supply the Products ordered from time to time by the Distributor and any Affiliate following receipt by the Supplier of an Order and the Distributor (or its Affiliate) shall purchase such Products from the Supplier on a non-exclusive basis on the terms and subject to the conditions of this Agreement.

4.2	Where an Affiliate places an Order for Products under this Agreement, such Affiliate shall be bound by the terms of this Agreement in respect of such Order only and the Supplier agrees with the Distributor and the relevant Affiliate to supply the Products to that Affiliate on the terms of this Agreement.

4.3	The Supplier shall fulfil its obligations under this Agreement with all due skill and care and to the highest professional standards, and warrants that the Products and packaging shall:

(a)	comply with the Specification;

(b)	meet with all applicable safety standards and applicable legislation and governmental and industry codes and standards; and

(c)	be fit for any particular purpose for which the Products are being bought which expressly or by implication is made known to the Supplier.

4.4	The Distributor (directly and through any Affiliate placing orders under this Agreement) agrees to place orders in the first year of this Agreement (which for the purposes of this clause and Schedule 2 shall commence on the Commencement Date and expire on 31 December 2005) to the volume of the minimum target set out in Schedule 2. The minimum target set out in Schedule 2 shall apply for subsequent one year periods if the period relating to the sale of Products in Europe is extended pursuant to Clause 5.2. In the event that the Distributor (and Affiliates) fail to place orders for the minimum target in the relevant period in accordance with this Clause 4.4, the Distributor shall compensate the Supplier for the loss of margin (that is, an amount equal to 16.7% of the sale price) that the Supplier suffers as a result of the shortfall below the minimum target. For the avoidance of doubt, orders for Products under this Agreement that fail to be delivered or are rejected under this Agreement shall count towards the minimum target.

5	TERM OF AGREEMENT

5.1	This Agreement shall commence on the Commencement Date and, subject to the provisions contained in Clauses 13 and 15, shall remain in force:-

(a)	to the extent that it relates to the sale of Products in the Exclusive Territories (excluding Europe), unless and until terminated by at least 6 months’ notice to be given before 30 June of any calendar year after 2005 to expire on the 1st January of the following year calendar year, with effect that the earliest date that this Agreement can be terminated is 1 January 2007; and

(b)	to the extent that it relates to the sale of Products in Europe, for a period expiring on 1 January 2006.

5.2	To the extent that this Agreement relates to the sale of Products in Europe, the Parties may extend the period specified in Clause 5.1 (b) for a further period of 12 months by agreement in writing at any time prior to 3 months from the expiry of such period (or any further period for which this Agreement has been extended pursuant to this Clause 5.2).

6	ORDERS AND DELIVERY

6.1	When the Distributor (or Affiliate) wishes to order any Products from the Supplier, the Distributor (or Affiliate) shall issue to the Supplier an Order detailing the Specification and the quantity of such Products and the time of delivery.

6.2	The Supplier shall deliver the ordered Products ex-works Karlstad.

6.3	Time shall be of the essence in relation to delivery of the Products under this Agreement. The Supplier agrees to hold a minimum level of stock as prescribed in Schedule 3. The Supplier shall notify the Distributor with details of the stock levels at the end of each calendar month.

6.4	If for any reason, the Distributor (or Affiliate) is unable to accept delivery of the Products the Supplier will store the Products, safeguard them and take all reasonable steps to prevent their deterioration until delivery can take place for a maximum period of 30 days (such stock counting towards the minimum stock levels).

6.5	The Supplier warrants to the Distributor that the Supplier has absolute title to the Products and that it will transfer absolute title in the Products to the Distributor.

6.6	Risk and title in the Products shall pass to the Distributor (or relevant Affiliate) on delivery to the Distributor (or Affiliate).

6.7	Without prejudice to any other rights the Distributor may have, the Distributor (or relevant Affiliate) may within 60 days of receipt of any Products requested in an Order, reject such Products if in its reasonable opinion the Products do not meet the Specification by notifying the Supplier and requiring the Supplier, at the Supplier’s sole discretion, to:

(a)	replace and re-supply all Products that are not in accordance with the Specification; or

(b)	provide a full refund in respect of purchase and delivery costs of such Products.

6.8	All of the provisions of this Agreement (with the exception of any obligation on the Distributor to make any additional payment) shall apply in respect of any replacement or re-supplied Products.

6.9	The Distributor (and its duly authorised agents) shall, upon reasonable notice, be granted:

(a)	access to the premises of the Supplier (and its subcontractors) and be allowed to inspect and/or test the Products (and the relevant facilities and processes) at any time prior to placement of an order or delivery;

(b)	access to such accounting and other records of the Supplier at the Supplier’s premises relating to this Agreement and the manufacture and sale of the Products under this Agreement as are necessary to enable the Distributor to verify that the terms of this Agreement have been complied with by the Supplier.

6.10	The Supplier shall make available free of charge equipment, materials, services and facilities that are available at the Supplier’s premises for carrying out such tests on the Products necessary to ensure the Products are in accordance with the Specification.

6.11	If, as a result of any such inspection or testing, it is apparent that the Products will not comply in all respects with this Agreement, the Distributor may notify the Supplier as soon as practicable after the relevant inspection or testing, in which case the Supplier shall take all steps which are necessary to ensure such compliance.

6.12	Notwithstanding any inspection or testing in accordance with this clause 6, the Supplier shall remain fully responsible for the Products and any such inspection or testing shall not remove, diminish or otherwise affect the Supplier’s obligations under this Agreement.

6.13	The Supplier shall in accordance with the Specification provide in respect of all items all applicable certificates (including certificates of analysis, tests, inspection or origin), operating and safety instructions, warning notices and customs documentation (free of charge).

6.14	Unless otherwise specified by the Distributor, all information and documentation to be provided by the Supplier (or the Subcontractors) pursuant to this Agreement shall be in the English language.

7	DUTIES OF DISTRIBUTOR

7.1	The Distributor shall use its reasonable endeavours to promote the sale of the Products in the Exclusive Territories and (directly and through Affiliates) achieve the minimum sales targets set out in Schedule 2.

7.2	The pricing and terms of sale of all Products sold or supplied to its customers by the Distributor shall be left to the discretion of the Distributor.

8	PAYMENT

8.1	The Supplier shall supply the Products to the Distributor (and relevant Affiliates) in consideration of payment of the Price.

8.2	The Price of the Products under each Order shall be ex-works Karlstad.

8.3	The Supplier shall, on the first day of each calendar month, submit an invoice suitable for VAT purposes to the Distributor (or the relevant Affiliate) for the Price properly due under each Order in respect of which Products have been delivered in the previous calendar month. The Distributor (or relevant Affiliate) shall pay the Price detailed in such invoice by the 20th day following the end of the calendar month following the month in which the invoice was received.

8.4	In the event that the invoiced sum remains outstanding for 30 days from the due date the Distributor (or relevant Affiliate) shall be liable to pay interest from the expiry of such day period at the rate of 2.15% above 30 days STIBOR.

9	INDEMNITY

9.1	As the sole and exclusively remedy available to the Distributor the Supplier shall compensate the Distributor (and relevant Affiliates placing orders pursuant to this Agreement) in respect of direct losses, liabilities, costs, claims, demands, expenses and fees (including, but without limitation, legal and other professional fees), actions, proceedings, judgments awarded and damages suffered or incurred by the Distributor (or Affiliate) arising out of or in connection with:-

(a)	any breach by the Supplier, its employees, agents or sub-contractors of the terms of this Agreement; and

(b)	any liability arising from the sale or use of any Products which are defective in materials or workmanship or which do not meet with the Specification;

provided that

(c)	the Supplier shall only be liable for direct damages (and no indirect or consequential losses or loss of profit), with the sole exception that other losses (such as indirect losses) may be compensated to the extent and in the amount that is paid out from any insurance held by the Supplier; and

(d)	that the Supplier’s liability under no circumstances shall exceed SEK 10 million.

10	CONFIDENTIALITY

10.1	On receipt of Confidential Information, each party (as Receiving Party) shall at all times during and after the expiry of this Agreement maintain in confidence such Confidential Information disclosed to it by the other party (as Disclosing Party) and will not without the prior written consent of the Disclosing Party publish or disclose the Confidential Information to any third party save as provided in Clauses 10.2 or 10.4.

10.2	The Receiving Party will restrict disclosure of the Confidential Information it receives from the Disclosing Party to such of its employees, agents or subcontractors as have a legitimate need to know or see the same for the purposes of performing its obligations under this Agreement. The Receiving Party will ensure that such employees, agents or subcontractors to whom disclosure is made are subject to equivalent obligations of confidentiality as bind the Receiving Party.

10.3	The Receiving Party shall apply security measures no less stringent than the measures it would apply to protect its own like confidential information (but in any event no less than a reasonable degree of care) to prevent unauthorised disclosure and use of the Confidential Information.

10.4	The obligations in this Clause 10 shall not apply to any information to the extent it:

(a)	is already known to or in the possession of the Receiving Party prior to its receipt from the Disclosing Party;

(b)	is or becomes known to the public otherwise than by disclosure by the Receiving Party acting in breach of this Agreement;

(c)	is received from a third party who in making such disclosure is not in breach of any obligation of confidentiality towards the Disclosing Party;

(d)	is disclosed with the prior written permission of the Disclosing Party; or

(e)	is disclosed by the Receiving Party in compliance with the legal requirements of a competent legal or other regulatory authority.

11	LIMITATION OF LIABILITY

11.1	Subject to the provisions of Clause 20.5, the maximum liability of the Distributor to the Supplier in aggregate for any and all claims made against the Distributor in contract, tort or otherwise under or in connection with this Agreement shall not exceed SEK 25 million. For the avoidance of doubt, this clause 11 shall not have effect to limit the Distributor’s liability to pay outstanding sums in respect of invoiced amounts for Products supplied under this Agreement.

12	INSURANCE

12.1	The Supplier shall at its own expense for the duration of this Agreement and for a period of 1 year thereafter maintain insurance covering product liabilities in relation to the Products to the sum of SEK 10 million.

13	TERMINATION

13.1	Either Party shall have the right to terminate this Agreement immediately at any time by giving notice in writing to the other Party if:

(a)	the other Party commits a material breach of any of its obligations under this Agreement which is not capable of remedy; or

(b)	the other Party has committed a material breach of any of its obligations under this Agreement which is capable of remedy but which has not been remedied within a period of thirty (30) days following receipt of written notice to do so setting out what is required to remedy the breach; or

(c)	the other Party enters into any organised compromise or arrangement with its creditors, or if an order is made or an effective resolution is passed for its winding up (except for the purposes of amalgamation or reconstruction as a solvent company), or if a receiver, manager or administrator is appointed in respect of the whole or any part of the other party’s undertaking or assets or if there is any similar or analogous event in any jurisdiction affecting that Party;

(d)	the other Party ceases or threatens in writing to cease to carry on its business; or

13.2	The Distributor may terminate this Agreement by written notice in the event that:

(a)	the Supplier purports to assign or transfer its obligations under this Agreement in breach of this Agreement without the consent of the Distributor.

(b)	if the control (as defined in Section 416 Income and Corporation Taxes Act 1988) of the Supplier shall, without the consent of the Distributor, be transferred to any person or persons other than the person or persons in control of the Supplier at the date of this Agreement.

14	EFFECTS OF TERMINATION

14.1	On termination of this Agreement by the Supplier, the Distributor shall have the right to:

(a)	require the Supplier to continue to supply the Products pursuant to all Orders issued by the Distributor (or Affiliates) prior to termination, and the Distributor (or Affiliates) shall fulfil all its obligations relating payment of the Price in respect of such Orders; and/or

(b)	purchase from the Supplier all stocks of finished Products held by the Supplier.

14.2	On expiry or termination of this Agreement by either Party, the Supplier shall co-operate with any replacement supplier and take all reasonable steps to effect a smooth transition to the replacement supplier and cause no deliberate disruption to the business of the Distributor’s customers.

14.3	Without limitation to the survival of other terms as expressly set out elsewhere under the terms of this Agreement, upon termination of this Agreement the provisions of Clauses 1, 2, 6 (to the extent that any Products are still to be delivered), 8 (to the extent that any Price is outstanding), 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23 and 24 shall survive such termination.

15	FORCE MAJEURE

15.1	If by reason of a Force Majeure Event either Party is or anticipates that it will be prevented or hindered from fulfilling the substance of its obligations under this Agreement, then it shall notify the other Party immediately and the Party not in default shall be entitled if such Force Majeure Event subsists for a period of 30 days, to cancel or suspend this Agreement by giving notice in writing to the Party in default.

15.2	In the event of cancellation or suspension pursuant to clause 14.1, neither party shall be under any liability to the other Party or its sub-contractors for any loss which they may sustain in consequence of any such cancellation or suspension (but without prejudice to any rights of either Party against the other in respect of any claim accrued to the date of the commencement of such cancellation or suspension).

16	ASSIGNMENT AND SUBCONTRACTING

16.1	Save to the extent provided in this Clause 16, neither Party will without the prior written consent of the other Party assign, subcontract, sub-license, or transfer any of its rights and/or obligations under this Agreement to any other person or entity. Such consent, if given, shall not relinquish or relieve the obligations or liability of such party assigning, subcontracting, sub-licensing, or transferring under this Agreement. Without prejudice to the foregoing, the Supplier shall not change its raw materials suppliers without the consent of the Distributor.

16.2	The Distributor may at any time assign, subcontract, sub-license or transfer its rights and/or obligations under this Agreement or any part of it to any Affiliate without the consent of the Supplier.

17	NO WAIVER

Failure by a Party to enforce any provision of this Agreement shall not be deemed to be a waiver of future enforcement of that or any other provision.

18	NO VARIATION

No variation of this Agreement or amendment to this Agreement shall be valid unless agreed in writing and signed by both Parties.

19	NO PARTNERSHIP OR JOINT VENTURE

Nothing in this Agreement shall constitute or be construed as constituting a partnership or joint venture between the Parties nor shall it authorise one Party to enter into contractual relationships or incur obligations on behalf of the other Party.

20	ENTIRE AGREEMENT

20.1	This Agreement and the Orders represent the entire agreement and understanding between the Parties relating to the sale and purchase of the Products and supersede all prior agreements, arrangements and understandings between the Parties relating thereto.

20.2	Each Party acknowledges and agrees that in entering into this Agreement it has not relied upon any oral or written representation, statement, warranty or understanding (whether negligently or innocently made) by the other Party or any employee, agent, sub-contractor or representative of the other party other than as expressly set out in this Agreement.

20.3	Each Party further acknowledges and agrees that it will have no remedy in respect of any untrue representation innocently or negligently made by the other Party or any employee, agent, sub-contractor or representative of the other Party prior to signing this Agreement upon which the Party may claim to have relied in entering into this Agreement whether such representation was made orally or in writing.

20.4	The only remedy available to a Party for a breach by the other Party of this Agreement shall be for breach of contract under the terms of this Agreement.

20.5	Nothing in this Agreement shall exclude or limit the liability of a Party for fraud or fraudulent misrepresentation.

21	NOTICES

21.1	Notices under this Agreement may be served by personal delivery or by first class post or by facsimile.

21.2	Notices shall be deemed to be served:

(a)	on delivery when delivered personally; or

(b)	on receipt of a printout confirming due transmission when transmitted by facsimile to the facsimile number notified by the other Party; or

(c)	two (2) days after mailing if sent by mail, provided the postage is properly paid and such notice is correctly addressed to the respective Party as detailed at the beginning of this Agreement.

21.3	If a Party changes its address for notification purposes, then it shall give the other Party written notice of the new address and the date on which it shall become effective.

22	THIRD PARTY RIGHTS

This Agreement may be varied in accordance with Clause 18 by agreement between the Parties and/or rescinded or terminated by either Party in accordance with the provisions of this Agreement and the consent of any person who is not a Party to this Agreement shall not be required for any such variation, rescission or termination

23	SEVERABILITY

If any provision of this Agreement is found by a court of law or arbitral tribunal to be unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect.

24	CHOICE OF GOVERNING LAW AND JURISDICTION

23.1	This Agreement and the Orders shall be governed by and construed in accordance with Swedish Law.

23.2	Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Where the amount in dispute does not exceed SEK 500,000 the arbitral tribunal shall be composed of a sole (1) arbitrator appointed by the Institute and the Rules for Expedited Arbitrations shall apply. Where the amount in dispute exceeds SEK 500,000 the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply. Where the amount in dispute exceeds SEK 500,000 but not SEK 1,000,000 the arbitral tribunal shall be composed of a sole arbitrator. Where the amount in dispute exceeds SEK 1,000,000 the arbitral tribunal shall be composed of three (3) arbitrators. The amount in dispute includes the claimant’s claims in the Request for Arbitration and any counterclaims in the respondent’s reply to the Request for Arbitration. The place of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be Swedish.

IN WITNESS of which the Parties have signed this Agreement on the date set out above.

SCHEDULE 1

The Products and Price

[Confidential Treatment Requested]

SCHEDULE 2

THE MINIMUM SALES TARGET

[Confidential Treatment Requested]

SCHEDULE 3

Minimum Stock Levels

[Confidential Treatment Requested]

SIGNED by PESDO SWEDCAP HOLDING

AB acting by its duly as directors

/s/ Nils - Magnus Nilsson
/s/ Bertil Rinsted

SIGNED by BYCOSIN AB acting by its
duly appointed attorney GEOFF HIGNET:

/s/ Geoffrey Hignett